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                                 EXHIBIT 10.30




                              EMPLOYMENT AGREEMENT


                 THIS EMPLOYMENT AGREEMENT is made by and between WESTERN MICRO TECHNOLOGY, INC. a California corporation (the "Company"), and JOHN ASHBAUGH (the "Executive"). This Agreement is effective as of the date set forth below.

                              W I T N E S S E T H:

                 Whereas the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement"); and

                 Whereas the Executive desires to accept such employment and to enter into this Agreement,

                 N o w,  T h e r e f o r e,   in consideration of the promises
and of the mutual covenants set forth herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

                 1.       EMPLOYMENT.

                 The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement set forth in Section 2, below, in the positions and with the duties and responsibilities set forth in Section 3, below, and upon such other terms and conditions as are hereinafter stated.





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                 2.  TERM.

                 The term of this Agreement shall be effective as of the date set forth above and shall continue, subject to the terms and conditions set forth in this Agreement, for a period of one year thereafter or such later date as is agreed to, in writing, by Executive and the Board of Directors.

                 3.  POSITION, RESPONSIBILITIES AND AUTHORITIES.

                 The Executive shall be employed as the Senior Vice-President
- -- Marketing and Value Add of the Company. The Executive shall be given such duties, responsibilities and authority as are appropriate to his position. Throughout the term of this Agreement, the Executive shall devote such business time and energies to the business and affairs of the Company as needed to carry out his duties and responsibilities hereunder, subject to the overall supervision and direction of the Chief Executive Officer and President of the Company.

                 4.  SALARY.

                 For services rendered by the Executive, the Executive shall be paid a base salary, payable at the end of each month of employment, at an annualized rate of one hundred and sixty thousand dollars ($160,000) per year.

                 5.  RELOCATION EXPENSES; BONUS; OPTIONS; CAR.

                 5.1 RELOCATION EXPENSES. The Executive shall be entitled to be reimbursed for his reasonable costs of





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relocation incurred in order to work for the Company approved in advance by the
Chief Executive Officer.

        5.2 ANNUAL BONUS OPPORTUNITY. The Executive and the Board shall establish a performance bonus program under which the Executive shall receive an annual bonus of $40,000 if the goals of the program are achieved. The terms of such program shall be finalized within six months following the effective date of this Agreement. With respect to the initial six months of this Agreement, the Executive is guaranteed a bonus of $20,000 to be paid in installments of $3,333.33 ($20,000 divided by six) each month after the effective date of this Agreement. This $20,000 guaranteed bonus shall be applied against the $40,000 bonus which Executive is eligible to receive in his first year of employment.

        5.3 OPTIONS. The Executive shall, subject to execution of the Incentive Stock Option Agreement in the form attached hereto as Exhibit A (the "Option"), be granted an option to purchase 50,000 shares of the Company's stock which option shall vest at the rate of 25% per year (subject to cliff-vesting in the first year).

        5.4 CAR. The Company shall lease a car for Executive, suitable to Executive's position and shall reimburse Executive for the reasonable expenses of maintaining the car. The monthly expenses for leasing said vehicle shall not exceed $ 700, without the consent of the Chief Executive Officer.





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                 6.  EMPLOYEE BENEFIT PROGRAMS.

                 During the term of his employment, the Executive shall be entitled to participate in all employee benefit programs of the Company now or hereafter made available to the Company's executives or salaried employees generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, vacations, holidays and other employee benefit programs sponsored by the Company.

                 7.  CONSEQUENCES OF TERMINATION OF EMPLOYMENT.

                 7.1 FOR CAUSE.

                 The Company may terminate the Executive's employment for "Cause." "Cause" shall mean: (i) the Executive is convicted of a felony, or
(ii) the Executive, in carrying out his duties, is guilty of (A) negligence, or
(B) intentional misconduct or (C) failure to follow the instructions of the Chief Executive Officer or company policies (iii) Executive materially breaches this Agreement or fails to effectively carry out his duties as an officer of the Company. In the event the Executive's employment is terminated for Cause the Executive shall be entitled to any unpaid salary and bonus due him pursuant to Sections 4 and 5





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above through the date of termination and shall be entitled to no other compensation from the Company.

                 7.2 WITHOUT CAUSE.

                 The Company may terminate the Executive's employment without Cause. In the event of a termination without Cause, the Executive shall be entitled to continue to receive his base salary and employee benefits (described in paragraph 6) in effect immediately prior to such termination, plus his bonus (payable at a rate equal to that of the bonuses received during the six months prior to such termination), for a period ending upon the earlier of : (i) twelve (12) months following his termination (ii) the date Executive accepts employment elsewhere, or (iii) the end of the term of this Agreement. For example, if in the six months prior to a termination without Cause, Executive received $20,000 in bonuses, he would receive $40,000 during the twelve month continuation period. If the termination without Cause occurs within Executive's first six months of employment, Executive shall be entitled to $40,000 in bonuses during the continuation period.





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                 7.3 CHANGE IN RESPONSIBILITIES FOLLOWING A CHANGE IN CONTROL.

                 In the event the Executive's responsibilities are substantially reduced following a "change in control" of the Company (as such term is defined in the Option), and such reduction in responsibilities is not for Cause, any resignation of employment by Executive as a consequence of such reduction in responsibilities shall be treated as a termination of employment by the Company without Cause under Section 7.2.

                 7.4 VOLUNTARY TERMINATION. In the event the Executive terminates his employment of his own volition with the Company, such termination shall have the same consequences as a termination for Cause under
Section 7.1.

                 7.5 TERMINATION ON EXPIRATION OF THE TERM OF THIS AGREEMENT.
A termination of the Executive's employment upon the expiration of this Agreement shall not be deemed a breach of this Agreement and shall not constitute a termination under any other section of this Section 7. Any benefits to which the Executive may be entitled upon such a termination shall be determined pursuant to this Agreement and the applicable plans, policies and practices of the Company.

                 8.  ASSIGNABILITY; BINDING NATURE.

                 This Agreement is binding upon the parties hereto and their respective successors, heirs, and assigns. No rights or obligations of the Executive under this Agreement





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may be assigned or transferred by the Executive except that his rights to compensation and benefits hereunder, which rights shall remain subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that in the event of a merger, consolidation, sale of assets, or liquidation as described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee to assume the liabilities, obligations, and duties of the Company hereunder.

                 9.  GOVERNING LAW.

                 This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California, without reference to the principles of conflict of laws.





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                 10. ARBITRATION.

                 Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled solely and finally by arbitration in accordance with the rules of the American Arbitration Association then in effect in the State of California, and judgment upon such award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in such place as the parties may agree in accordance with the rules of the American Arbitration Association. The arbitrator, in his discretion may provide that the cost of the arbitration including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred by the parties thereto shall be borne by the non-prevailing party in such arbitration.

                 11. ENTIRE AGREEMENT.

                 Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and representations between the parties pertaining to the subject matter of this Agreement and supersedes all legally binding undertakings and agreements, if any, whether oral or in writing, previously entered into between the parties.

                 12. AMENDMENT OR MODIFICATION; WAIVER.

                 No provision of this Agreement may be amended or waived unless such amendment is agreed to by the Executive and the Board and is evidenced in writing. Except as





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otherwise may be specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

                 13. SEVERABILITY.

                 In the event that any provision or portion of this Agreement, shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                 14. WITHHOLDING.

                 Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it is required to withhold pursuant to any applicable laws or regulations. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.





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                 IN WITNESS WHEREOF,  the parties hereto have executed this
Agreement as of the ___ day of June, 1994.

                                      WESTERN MICRO TECHNOLOGY, INC.:



Dated: July 29, 1994                  By: /s/ RONALD H. MABRY
                                          ---------------------------
                                                Ronald H. Mabry,
                                            Chief Executive Officer



                                      JOHN ASHBAUGH:


                                      /s/ JOHN ASHBAUGH
                                      -------------------------------




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